Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Insurance Coverage Policy
Change Regarding XLIF® Procedure
SAN DIEGO, January 18, 2011 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today that both CIGNA and Humana recently changed their lumbar spinal fusion policy to include coverage for the eXtreme Lateral Interbody Fusion, or XLIF procedure, reversals from their previous policies that labeled XLIF as non-covered. At this time, all of the major commercial insurance providers that once had non-coverage policies for XLIF have reversed their position. This list includes Aetna, United Healthcare, Health Care Service Corporation, Humana and most recently CIGNA.
Alex Lukianov, Chairman and Chief Executive Officer, said, “We are very pleased with the recent coverage decisions by both CIGNA and Humana. We applaud the efforts of surgeons, surgical societies and the insurance companies to ensure beneficial technologies, like our XLIF procedure, are available to those patients suffering from spine related issues. We look forward to future collaborations on spine surgery guidelines in order to provide patients access to appropriate physician recommended treatments.”

About NuVasive
NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the risk that government or private payers may deny reimbursement to hospitals for use of the Company’s products; the risk that NuVasive may be unsuccessful in its efforts to convince government or private payers to provide adequate reimbursement for its products; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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